Exhibit 99.2

Newfield Provides Update on Uinta Basin Development Program

New horizontal resource play adds nearly 300 MMBO equivalent of net resource potential;
New oil plays increase net undeveloped resource potential to approximately 700 MMBO equivalent;
Company to increase operated rig count to at least eight rigs in coming months;
Uinta Basin annual production growth rate expected to nearly double;
Drilling inventory increased to more than 6,000 oil locations

FOR IMMEDIATE RELEASE

Houston – July 20, 2011 -- Newfield Exploration Company (NYSE: NFX) today provided a comprehensive update on its Uinta Basin oil development programs. The update follows the May 2011 closing of two acreage acquisitions for approximately $300 million. Combined, the two transactions added approximately 70,000 net acres. Newfield today owns interest in approximately 250,000 net acres in the Uinta Basin where its average working interest is more than 70%. Multiple oil-productive geologic targets exist across the acreage and an active drilling campaign is underway.

“We have a proven growth history in the Uinta Basin,” said Lee K. Boothby, Newfield’s Chairman, President and CEO. “We have been growing our oil production and reserves in the region since our entry in 2004. It’s clearly an oil play where we have a competitive advantage. We drill ‘best in class’ wells, operate substantially all of our operations and have the personnel in place today to increase our activities cost effectively. We plan to aggressively develop our 6,000-plus well inventory of oil locations.”

“We are excited about the potential of our new Uteland Butte horizontal oil play, as well as the early successes in our Wasatch development. These two new oil plays provide some of the highest return projects in our drilling portfolio today. We will optimize our drilling programs and continue to grow our domestic oil production in 2012. Over the last two years, we have effectively demonstrated our ability to shift people and capital to projects that yield both growth and returns.”

For 2012, Newfield plans to increase its operated rig count in the Uinta Basin from an historic five-rig count to at least eight rigs. The Company expects 2012 Uinta Basin daily production will grow at least 25% over 2011. The increased play options combined with fewer permitting constraints will allow Newfield to significantly increase its future growth in production and reserves from the basin.

The Company’s net resource potential in the Uinta is estimated today at more than 700 million barrels of oil (MMBO) equivalent. In addition to the shallow Green River oil play, Newfield today provided results from recent drilling in deeper oil objectives prevalent throughout the Company’s acreage. A table summarizing the plays and their net resource potential is included within this release.  Newfield also has made available maps and additional information through its @NFX publication, which can be found on the Company’s website at www.newfield.com/pdf/uintaupdate.pdf.
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Uteland Butte

Recent transactions have added acreage north of the Company’s traditional area of drilling -- Monument Butte. This area is referred to as the “Central Basin.” Uteland Butte is a new horizontal oil play being developed by Newfield from 6,000’ – 9,000’ (total vertical depth, or TVD) and is prevalent across Monument Butte and the Central Basin – or approximately 80% of Newfield’s total acreage in the basin. Portions of the play are geopressured and are expected to result in higher production rates and estimated ultimate recovery (EUR).

During the last year, Newfield has drilled six horizontal wells in the play. All of the wells to date have been drilled in the Monument Butte field. Initial gross 24-hour production rates from the Company’s most recent wells have averaged 24-hour initial production (IP) of approximately 500 barrels of oil equivalent per day (BOEPD), or more than six times the IP rate of a traditional, vertical Green River well.

Based on an estimated inventory of at least 1,800 locations (160-acre spacing), Newfield’s net resource potential associated with the Uteland Butte formation is nearly 300 MMBO equivalent. The Company estimates that the wells will have an average gross EUR of approximately 300,000 BO equivalent and can be drilled and completed on average for approximately $2.8 million.

Newfield plans to complete an additional four horizontal wells in the Uteland Butte play in the second half of 2011. In 2012, the Company plans to drill more than 30 horizontal wells in the play.

Wasatch

The Wasatch formation is being developed throughout the Central Basin and is prospective at depths of 9,000’ – 11,000’ TVD. This is a southerly extension of the giant Altamont Bluebell field which has cumulative production to date of more than 400 MMBO equivalent. Over the last year, eight vertical wells have been drilled on Newfield’s acreage. Recent vertical wells have average gross 24-hour IP rates of more than 1,000 BOEPD.

Newfield estimates that the net resource potential for this play is more than 45 MMBO equivalent. To date, the Company has identified approximately 380 locations (320-acre spacing) with expected average EURs of more than 260,000 BO equivalent. Gross completed well costs vary by geologic depth and are estimated to range from $1.2 – $3.3 million. The Company believes significant upside exists with future application of horizontal drilling and completion technology and through increased drilling density, which could double the expected net resource potential.

The Company expects to complete an additional 25 wells in the Wasatch in the second half of 2011. In 2012, Newfield expects to drill at least 50 wells in this play.

Green River

Newfield has been actively developing the shallow Green River formation since entering the Uinta Basin in 2004. Approximately 2,100 wells have been drilled to date on the Company’s acreage. Newfield’s Green River oil play is economically productive across at least 165,000 net acres.

The Company estimates that more than 4,000 undrilled locations remain to ultimately develop the Monument Butte field on 20-acre spacing and the Central Basin acreage on 40-acre spacing. Substantially all of the Company’s acreage at Monument Butte is located on acreage under Bureau of Land Management jurisdiction. At the current pace of drilling activity, this equates to more than a 10-year inventory. To date, Newfield has drilled more than 300 wells on the Central Basin acreage and, with additional data, believes the area could be prospective for future waterflood and 20-acre development. Current resource estimates do not include the potential for 20-acre spacing or secondary recovery in the Central Basin.

Newfield estimates that the Green River formation has net remaining resource potential of approximately 360 MMBO equivalent (includes developed and undeveloped waterflood potential only in Monument Butte). At year-end 2010, Newfield had proved reserves in the Green River formation of approximately 140 MMBO equivalent.

Gross production from the Uinta Basin has grown from approximately 7,000 BOPD to approximately 22,000 BOPD today. Green River wells are today being drilled and completed in four to five days for approximately $930,000 gross. The wells have a gross EUR of approximately 75,000 BO equivalent. Since the Company’s 2004 entry into the Monument Butte field, expected recovery of oil in place has increased from about eight percent to 16% or more. Newfield expects to drill about 300 wells in the shallow Green River in 2011. For 2012, Newfield expects to drill 250 – 300 wells as additional resources are allocated toward the new Uteland Butte and Wasatch plays.

Infrastructure Investments

Newfield is investing approximately $75 million into field infrastructure projects in 2011 – nearly matching the Company’s cumulative investment in infrastructure from 2004-10. As development drilling has moved northeast and into deeper geologic horizons, the gas:oil ratio has increased. As a result, additional compression and enhanced gathering infrastructure is now required to accommodate the increased gas production. Once fully operational, the new facilities will allow for increased oil production from these areas. The Company expects to invest about $100 million into infrastructure projects in 2012 to accommodate long-term oil growth objectives from the Uinta Basin.

Uinta Basin Resource Potential

Play Type	Net Acres	Locations	Avg. EUR MBOE	Avg. Well Cost ($MM)	Avg. WI%	Avg. NRI % 8/8ths	Net Resource Potential MMBOE
Green River	165,000	>4,000	75	$0.93	73%	82%	360*
Uteland Butte	200,000	>1,800	300	$2.8	67%	81%	300
Wasatch	70,000	>380	>260	$2.6	58%	78%	>45
Deep Gas	250,000	>3,000	TBD	TBD	~70%	~80%	>10 TCFE
*Includes developed and undeveloped water flood potential
Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:                                           Steve Campbell (281) 847-6081
             Danny Aguirre (281) 668-2657
Media Relations:                                               Keith Schmidt (281) 674-2650
Email:                                                                   info@newfield.com

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